Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

December 14, 2012

American International Group, Inc.,
180 Maiden Lane,
New York, New York 10038.

Ladies and Gentlemen:

In connection with the several purchases today by the Underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement, dated December 10, 2012 (the “Underwriting Agreement”), among American International Group, Inc., a Delaware corporation (the “Company”), the United States Department of the Treasury (the “Selling Shareholder”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several Underwriters, of 234,169,156 shares (the “Securities”) of the Company’s Common Stock, par value $2.50 per share, from the Selling Shareholder, we, as counsel for the Company, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Each Security has a related share purchase right (each, a “Right”) issued pursuant to the Tax Asset Protection Plan, dated as of March 9, 2011 (the “Plan”), between the Company and Wells Fargo Bank, National Association, as Rights Agent (the “Rights Agent”).

Upon the basis of such examination, we advise you that, in our opinion,

(1) The Securities have been validly issued and are fully paid and nonassessable.

(2) Assuming that the Plan has been duly authorized, executed and delivered by the Rights Agent, the Rights attributable to the Securities have been validly issued.

In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

American International Group, Inc.	-2-

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to this Current Report on Form 8-K, to be incorporated by reference into the Registration Statement (No. 333-182469) relating to the Securities, and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement relating to the Securities, dated December 10, 2012. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, /s/ Sullivan & Cromwell LLP